Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use and incorporation by reference of our reports dated February 22, 2012 on the financial statements (as listed at Exhibit A) of the Columbia Funds Series Trust II included in the Annual Reports for the period ended December 31, 2011, as filed with the Securities and Exchange Commission in Post-Effective Amendment No. 59 to the Registration Statement (Form N-1A, No. 333-131683) of the Columbia Funds Series Trust II.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

April 25, 2012

Exhibit A

LIST OF FUNDS

Columbia Seligman Communication & Information Fund

Columbia Select Large-Cap Value Fund

Columbia Select Smaller-Cap Value Fund